EXHIBIT 21



SUBSIDIARIES
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Set forth below are the names of BIC Corporation's subsidiaries as of
March 1, 1995.

NAME                                          Place of Incorporation
----                                          ----------------------

BIC Sport U.S.A. Inc.                         Connecticut

BIC Inc.                                      Canada

Industrial de Cuautitlan, S.A. de C.V.        Mexico

No Sabe Fallar, S.A. de C.V.                  Mexico

BIC de Guatemala S.A.                         Guatemala

BIC Puerto Rico Inc.                          Puerto Rico

Xenia Insurance Company Ltd.                  Bermuda

Wite-Out Products, Inc.                       Delaware